Exhibit 10.39

STOCK OPTION AGREEMENT

THIS GRANT AGREEMENT (the “Grant Agreement”), dated as of the date indicated on Schedule A hereto as the date the Grant memorialized herein has been granted (the “Grant Date”), is made by and between National Vision Holdings, Inc., a corporation existing under the laws of Delaware (hereinafter referred to as the “Company”) and the individual whose name is set forth on the Omnibus Signature Page to this Grant Agreement, who is an employee of or consultant to the Company or any of its Service Recipients (hereinafter referred to as the “Optionee”). Any capitalized terms herein not otherwise defined in ARTICLE I shall have the meaning set forth in the 2014 Stock Incentive Plan for Key Employees of Nautilus Parent, Inc. and its Subsidiaries, as such Plan may be amended from time to time (the “Plan”).
WHEREAS, the Company wishes to carry out the Plan, the terms of which are hereby incorporated by reference and made a part of this Grant Agreement; and
WHEREAS, the Committee has determined that it would be to the advantage and best interest of the Company and its stockholders to grant the Option provided for herein to the Optionee as an incentive for increased efforts during his term of service with the Company or any of its Service Recipients, and has advised the Company thereof and instructed the undersigned officers to issue said Option;
NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto do hereby agree as follows:
ARTICLE
DEFINITIONS
Whenever the following terms are used in this Grant Agreement, they shall have the meaning specified below unless the context clearly indicates to the contrary.
Section 1.1.           Cause
“Cause” shall have the meaning as set forth below, except with respect to any Optionee who is employed by the Company or one of its Affiliates pursuant to an effective written employment agreement, if any, between the Company and/or one of its Affiliates and such Optionee in which there is a definition of “Cause,” in which event the definition of “Cause” as set forth in such employment agreement shall be deemed to be the definition of “Cause” herein solely for such Optionee and only for so long as such Employment Agreement remains effective.

In all other events, the term “Cause” means:
i.The commission by Optionee of an act or acts of fraud, dishonesty, gross negligence or willful misconduct in the performance of his or her duties that does, or could, if continued or repeated, result directly or indirectly in significant gain or personal enrichment to Optionee at the expense of the Company or any of its Service Recipients or in significant injury to the Company or any of its Service Recipients;

ii.Commission by Optionee of an act or acts constituting any felony or any criminal act involving moral turpitude, or any other criminal act involving dishonestly, disloyalty, fraud or theft with respect to the Company or any of its Service Recipients; or

iii.The material breach by Optionee of an any Restrictive Covenant;
provided, however, that solely for purposes of the Plan and any Grant Agreement granted hereunder, Optionee shall not be deemed to have involuntarily terminated for Cause unless and until the Company finds that, in the good faith opinion of the Board (or its designee), Optionee engaged or threatened to engage in conduct set forth above and specifying the particulars thereof in detail. In order for Cause to exist under the Plan and any Grant Agreement, the Board (or its designee) shall deliver to Optionee a demand in writing for performance or cure, which demand specifically identifies the manner in which the Board (or its designee) believes that the conduct of Optionee falls within such subsection and details the Board’s (or its designee’s) requirements for Optionee to “cure” such conduct, if appropriate, which “cure” period shall not be less than ten (10) days. Involuntary termination under the Plan and any applicable Grant Agreement shall occur if and when Optionee fails to “cure” within the period given by the Board (or its designee) and in accordance with any other terms provided by the Board (or its designee).

Section 1.2.      Closing Date
“Closing Date” shall mean March 13, 2014.

Section 1.3.      Disability
“Disability” shall mean “Disability” as such term is defined in any Other Relevant Agreement that is an employment agreement between the Optionee and the Company or any of its Service Recipients, as in effect at the time of termination of employment, or, if there is no such agreement or no such term defined therein, “Disability” for purposes of eligibility for benefits under the long-term disability plan of the Company or any of its Service Recipients, as applicable.

Section 1.4.      Good Reason
“Good Reason” shall mean “Good Reason” as such term may be defined in and determined under any Other Relevant Agreement that is an employment agreement between the Optionee and the Company or any of its Service Recipients, as applicable, as in effect at the time of termination of employment, or if there is no such agreement or no such term defined therein, “Good Reason” shall mean without the Optionee’s prior written consent, the occurrence of any one or more of the following that constitutes a material negative change to the Optionee in the service relationship with the Company, or any of its Service Recipients, as applicable: (i) the reduction in Optionee’s annual rate of base salary; (ii) the relocation of the principal place of Optionee’s employment to a location more than fifty (50) miles away; or (iii) the significant diminution of Optionee’s duties and responsibilities. The Optionee must make a claim for Good Reason within 90 days of the event giving rise to the claim and terminate employment no later than 150 days after the event giving rise to the claim first occurs, or he/she waives their right to claim Good Reason as a result of the event. No Good Reason will exist if the Company cures any of the foregoing within 30 days after the Optionee claims Good Reason.
Section 1.5.          Management Stockholder’s Agreement
“Management Stockholder’s Agreement” shall mean that certain Management Stockholder’s Agreement between the Optionee and the Company dated as of the Grant Date.
Section 1.6.          Option
“Option” shall mean the aggregate of the Time Options and the Performance Options granted under Section 2.1 of this Grant Agreement.
Section 1.7.          Performance Option
“Performance Option” shall mean the right and option to purchase, on the terms and conditions set forth herein, all or any part of an aggregate of the number of Shares set forth on Schedule A hereof opposite the term Performance Option.
Section 1.8.      Realization Event
“Realization Event” shall mean an event or transaction (or a series of events or transactions), including, without limitation, a Change in Control, extraordinary dividend payment(s) by the Company to holders of Shares, and/or sales of Shares by the Sponsors into the public market, in any such case wherein the Sponsors receive cash, on a cumulative basis, in respect of its Shares.

Section 1.9.      Restrictive Covenants
“Restrictive Covenants” means, with respect to a given Optionee, any restrictive covenant obligations of such Optionee contained in an agreement between such Optionee and the Company (or any Affiliate thereof) requiring such Optionee to: (i) take certain actions (including, by way of example, assignment of intellectual property rights), and/or (ii) refrain from taking certain actions (including, by way of example, non-competition, no-hire, non-solicitation, non-disparagement, confidentiality or other similar restrictive covenant obligations).

Section 1.10.      Sale Participation Agreement
“Sale Participation Agreement” shall mean that certain Sale Participation Agreement between the Optionee and KKR Vision Aggregator L.P. dated as of the Grant Date.
Section 1.11.      Sponsor IRR
“Sponsor IRR” shall mean, as of the date of any Realization Event (any such date, a “Measurement Date”), the cumulative internal rate of return of the Sponsor (calculated as follows) where the internal rate of return shall be the annually compounded rate of return which results in the following amount having a net present value equal to zero: (i) the aggregate amount of cash distributed to the Sponsors from time to time on a cumulative basis through such date (provided that in no circumstances shall any fees paid to the Sponsor or expenses reimbursed to the Sponsors from time to time (“Sponsor Fees”) be included in this clause (i)), minus (ii) the aggregate amount of the cash invested in (and the initial gross asset value of any property (other than money) contributed to) the Company by the Sponsors, directly or indirectly, from time to time in respect of such investment (the “Aggregate Investment”). In determining the Sponsor IRR, the following shall apply: (a) capital contributions shall be deemed to have been made on the last day of the calendar month in which they are made (except for the initial capital contribution which shall be deemed to have been made on the Closing Date); (b) distributions shall be deemed to have been made on the last day of the calendar month in which they are made; (c) all distributions shall be based on the amount distributed prior to the application of any U.S. federal, state or local taxation to the Sponsors; (d) the rates of return shall be per annum rates and all amounts shall be calculated on a annually compounded basis, and on the basis of a 365-day year; and (e) the Sponsor IRR shall be determined on a fully diluted basis, assuming inclusion of all Shares underlying all then outstanding Time Options and Performance Options.

Section 1.12.      Sponsor MOIC
“Sponsor MOIC” shall mean, as of the date of any Realization Event, the result, rounded to the nearest tenth, obtained by dividing (i) the cash consideration received by the Sponsors (other than any Sponsor Fees), directly or indirectly, on a cumulative basis, as of such date, by (ii) the Aggregate Investment.

Section 1.13.      Target
“Target” shall mean the management EBITDA target established by the Board for each fiscal year of the Company.

Section 1.14.      Time Option
“Time Option” shall mean the right and option to purchase, on the terms and conditions set forth herein, all or any part of an aggregate of the number of Shares set forth on Schedule A hereof opposite the term Time Option.
Section 1.15.      Tranche
“Tranche” shall mean 20% of the Shares subject to the Performance Option; each Tranche constitutes a separate 20% of the Shares subject to the Performance Option, and corresponds to a separate fiscal year covered by this Grant Agreement.
ARTICLE II
GRANT OF OPTIONS
Section 2.1.          Grant of Options
For good and valuable consideration, on and as of the Grant Date, the Company irrevocably grants to the Optionee the following Stock Options: (a) the Time Option and (b) the Performance Option, in each case on the terms and conditions set forth in this Grant Agreement.
Section 2.2.          Exercise Price
Subject to Section 2.4, the exercise price per Share covered by the Option (the “Exercise Price”) shall be as set forth on Schedule A hereof, which shall be the Fair Market Value on the Grant Date.
Section 2.3.           Certain Adjustments to Stock Options
The Option shall be subject to, and the Optionee shall have such rights as are specified under, the adjustment provisions of Sections 8 and 9 of the Plan, as applicable.
ARTICLE III
PERIOD OF EXERCISABILITY

Section 3.1.           Commencement of Exercisability
(a)    So long as the Optionee continues to be employed or retained by the Company or any of its Service Recipients through each applicable vesting date specified below, the Option shall become exercisable pursuant to the following schedules:
(i)    Time Option. The Time Option shall become vested and exercisable with respect to 20% of the Shares subject to such Option on each of the first five anniversaries of the Grant Date, respectively.
(ii)    Performance Option. As of each date that the Board determines, with respect to a concluded fiscal year of the Company, whether and to what extent the Target has been met, the Performance Option may become vested and exercisable with respect to a number of shares of Common Stock subject thereto, as follows:

(A)	first, for the 2017 fiscal year of the Company, the Target shall be deemed to have been met, and the initial Tranche shall become vested and exercisable;

(B)
second, for each of the subsequent four fiscal years of the Company, the Board shall determine whether and to what extent the Target has been achieved, and upon such determination, an additional Tranche may, with respect to each such subsequent fiscal year, become vested and exercisable as follows:

(1) if the management EBITDA achieved in such fiscal year is less than 95% of the Target, then no portion of the Tranche shall become vested and exercisable;
(2) if the management EBITDA achieved in such fiscal year is at least 95% of the Target, then 50% of the Tranche shall become vested and exercisable;
(3) if the management EBITDA achieved in such fiscal year exceeds 95% of the Target, then an additional percentage of the Tranche shall become vested and exercisable, up to 50% of the Tranche, linearly and to the extent that Management EBITDA achieved in such fiscal year attains 100% of the Target; and

(4) each fiscal year shall be a separate measurement period, with up to 20% of the Shares subject to the Performance Option eligible to vest with respect to such measurement period.
(b)    Effect of Change in Control.
(i)    Time Option. Notwithstanding any of Section 3.1(a)(i) above, the Time Option shall become immediately vested and exercisable (to the extent not already vested and exercisable) as to 100% of the Shares subject to such Time Option and the Optionee is employed or retained by the Company or any of its Service Recipients on the date of a Change in Control that occurs at a time when such Time Option is outstanding.
(ii)    Performance Option. Notwithstanding any of Section 3.1(a)(ii) above, the Performance Option shall become immediately vested and exercisable (to the extent not already vested and exercisable) as to 100% of the Shares subject to such Performance Option and the Optionee is employed or retained by the Company or any of its Service Recipients on the date of a Change in Control that occurs at a time when such Performance Option is outstanding.
(c)    Treatment of Unvested Time Options on Death or Disability. Upon a termination of the Optionee’s employment or service relationship with the Company and all of its Service Recipients at any time by reason of the Optionee’s death or Disability, that 20% portion of the Time Option that would have become exercisable on the next anniversary of the Grant Date following the date of such termination of employment, if the Optionee had remained employed with the Company or the applicable Service Recipient through such date, will become immediately vested and exercisable.
(d)    Forfeit of Unvested Options on Termination of Employment. Except as otherwise provided in clause (c) above, no Option shall become exercisable as to any additional Shares following the termination of employment or service relationship of the Optionee with the Company and all Service Recipients for any reason and any Option that is unexercisable as of the Optionee’s termination of employment or service shall immediately expire without payment therefor.
Section 3.2.           Expiration of Option
Except as otherwise provided in Section 4 or Section 5 of the Management Stockholder’s Agreement, the Optionee may not exercise any vested and exercisable portion of the Time Option or of the Performance Option to any extent after the first to occur of the following events:
(a)    The tenth anniversary of the Grant Date;

(b)    The first anniversary of the date of the termination of the Optionee’s employment or service with the Company and all Service Recipients, if the Optionee’s employment or service is terminated by reason of death or Disability;
(c)    Immediately upon the date of the termination of the Optionee’s employment or service by the Company and all Service Recipients for Cause;
(d)    Thirty (30) days after the date of the termination by the Optionee of the Optionee’s employment or service relationship with the Company and all Service Recipients without Good Reason (except due to the Optionee’s death or Disability);
(e)    One-hundred eighty (180) days after the date of an Optionee’s termination of employment or service relationship with the Company and all Service Recipients without Cause (except due to death or Disability) or by the Optionee for Good Reason;
(f)    The date the Option is terminated pursuant to Section 4 or 5 of the Management Stockholder’s Agreement; or
(g)    Notwithstanding any of the foregoing, if the Committee so determines pursuant to Section 9 of the Plan.
ARTICLE IV
EXERCISE OF OPTION
Section 4.1.           Person Eligible to Exercise
During the lifetime of the Optionee, only the Optionee (or his or her duly authorized legal representative) may exercise an Option or any portion thereof. After the death of the Optionee, any exercisable portion of an Option may, prior to the time when an Option becomes unexercisable under Section 3.2, be exercised by his personal representative or by any person empowered to do so under the Optionee’s will or under the then applicable laws of descent and distribution.
Section 4.2.           Partial Exercise
Any exercisable portion of an Option or the entire Option, if then wholly exercisable, may be exercised in whole or in part at any time prior to the time when the Option or portion thereof becomes unexercisable under Section 3.2; provided, however, that any partial exercise shall be for whole Shares only (and fractional Shares shall be cashed out by the Company).

Section 4.3.           Manner of Exercise
Any exercisable Option or exercisable portion thereof, may be exercised solely by delivering to the Company at the address set out in Schedule B all of the following prior to the time when the Option or such portion becomes unexercisable under Section 3.2:
(a)    Notice in writing signed by the Optionee or the other person then entitled to exercise the Option or portion thereof, stating that the Option or portion thereof is thereby exercised, such notice complying with all applicable rules established by the Committee;
(b)    Full payment (in cash or by wire transfer, or if the Optionee so elects, in the notice of exercise through the withholding of Shares (any such Shares valued at Fair Market Value on the date of exercise) otherwise issuable upon the exercise of the Option or portion thereof in a manner that is compliant with applicable law) or other form of payment if agreed by the Company of the Exercise Price for the Shares with respect to which such Option or portion thereof is exercised;
(c)    Full payment (in cash or by wire transfer, or, if vested Options are due to expire in any event described in 3.2(a), 3.2(b) or 3.2(e), if the Optionee so elects in the notice of exercise through the withholding of Shares (any such Shares valued at Fair Market Value on the date of exercise) otherwise issuable upon the exercise of the Option or portion thereof in a manner that is compliant with applicable law), or other form of payment if agreed by the Company, to satisfy the Optionee’s minimum withholding tax obligation with respect to which such Option or portion thereof is exercised;
(d)    A bona fide written representation and agreement, in a form satisfactory to the Committee, signed by the Optionee or other person then entitled to exercise such Option or portion thereof, stating that the Shares are being acquired for his own account, for investment and without any present intention of distributing or reselling said shares or any of them except as may be permitted under (i) the Securities Act of 1933, as amended (the “Act”), and then applicable rules and regulations thereunder and (ii) the Management Stockholder’s Agreement, and that the Optionee or other person then entitled to exercise such Option or portion thereof will indemnify the Company against and hold it free and harmless from any loss, damage, expense or liability resulting to the Company if any sale or distribution of the Shares by such person is contrary to the representation and agreement referred to above; provided, however, that the Committee may, in its reasonable discretion, take whatever additional actions it deems reasonably necessary to ensure the observance and performance of such representation and agreement and to effect compliance with the Act, if applicable and any other federal or state securities laws or regulations; and

(e)    In the event the Option or portion thereof shall be exercised pursuant to Section 4.1 by any person or persons other than the Optionee, appropriate proof of the right of such person or persons to exercise the Option.
Without limiting the generality of the foregoing, the Committee may require an opinion of counsel acceptable to it, to the extent required under the Management Stockholder’s Agreement, to the effect that any subsequent transfer of Shares acquired on exercise of an Option does not violate the Act or other applicable laws, and may issue stop-transfer orders covering such shares. Share certificates evidencing stock issued on exercise of this Option shall bear an appropriate legend referring to the provisions of subsection (d) above and the agreements herein. The written representation and agreement referred to in subsection (d) above shall, however, not be required if the Shares to be issued pursuant to such exercise have been registered under the Act and/or other applicable laws, and such registration is then effective in respect of such Shares.
Section 4.4.          Conditions to Issuance of Stock Certificates/Registration of Issuance of Shares
The Shares deliverable upon the exercise of an Option, or any portion thereof, may be either non-issued and/or previously authorized but unissued Shares to the extent legally permitted or issued Shares, which have then been reacquired by the Company. Such Shares when issued shall be fully paid and nonassessable. The Company shall not be required to issue or deliver any certificate or certificates for Shares purchased and as the case may be subscribed for (if certificated, or if not certificated, register the issuance of such shares on its books and records) upon the exercise of an Option or portion thereof prior to fulfillment of all of the following conditions:
(a)    The obtaining of approval or other clearance from any state or federal governmental agency which the Committee shall, in its reasonable and good faith discretion, determine to be necessary or advisable;
(b)    The execution by the Optionee of the Management Stockholder’s Agreement and the Sale Participation Agreement if the Optionee is not already a party to such agreements; and
(c)    The payment in full to the Company of the Exercise Price for the Shares for which the Option is exercised as provided in Section 4.3(b).
As soon as practicable after fulfillment of the conditions in this Section 4.4, the Company shall issue the Shares deliverable upon the exercise of the Option to the Optionee (either by delivery of a certificate for such Shares, or if not certificated by registering the issuance of such Shares on its books and records) and shall enter the Optionee's ownership of such Shares into the register of registered shares of the Company.

Section 4.5.      Rights as Stockholder
The holder of an Option shall not be, nor have any of the rights or privileges of, a stockholder of the Company in respect of any Shares purchasable upon the exercise of the Option or any portion thereof unless and until such Shares shall have been issued by the Company to such holder (in case of issuance of new Shares) and/or the Shares have otherwise been recorded in the register of registered shares of the Company as owned by such holder (and then only to the extent such Shares are held directly by the holder).
Section 4.6.      No Guarantee of Employment; No Entitlement to Future Option Grants
(a)    Nothing in this Grant Agreement or in the Plan shall confer upon the Optionee any right to continue in the employ or service relationship of the Company or any of its Service Recipients or shall interfere with or restrict in any way the rights of the Company and its Service Recipients, which are hereby expressly reserved, to terminate the employment of the Optionee at any time for any reason whatsoever, with or without cause, subject to the applicable provisions of, if any, of any Other Relevant Agreement that is an employment agreement with the Company or any Service Recipient.
(b)    The Option does not form a part of the Optionee’s entitlement to remuneration, payment or receipt of any other benefits pursuant to any Other Relevant Agreement he or she may have with the Company or a Service Recipient or otherwise, nor does the existence of any Other Relevant Agreement between any person and the Company or a Service Recipient give such person any right or entitlement to receive any future Grant of Time Options or Performance Options nor any expectation to any such Grant. The rights and obligations of the Optionee under the terms of his or her Other Relevant Agreement (if any) with the Company or a Service Recipient shall not be affected by the grant or vesting of this Option.
(c)    The rights granted to the Optionee upon the grant of the Option hereunder shall not afford such Optionee any rights or additional rights to compensation or damages in consequence of the loss or termination of his or her office or employment with or his or her provision of services to the Company or a Service Recipient for any reason whatsoever.
ARTICLE V
MISCELLANEOUS

Section 5.1.           Administration
The Committee shall have the power to interpret the Plan and this Grant Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret or revoke any such rules. All actions taken and all interpretations and determinations made by the Committee shall be final and binding upon the Optionee, the Company and all other interested persons. No member of the Committee shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or the Option. In its absolute discretion, the Board may at any time and from time to time exercise any and all rights and duties of the Committee under the Plan and this Grant Agreement.
Section 5.2.           Option Not Transferable
Neither the Option nor any interest or right therein or part thereof shall be liable for the debts, contracts or engagements of the Optionee or his successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect; provided, however, that this Section 5.2 shall not prevent transfers by will or by the applicable laws of descent and distribution.
Section 5.3.           Notices
All notices and other communications provided for herein shall be in writing. Any notice or other communication hereunder shall be deemed duly given (i) upon electronic confirmation of facsimile, (ii) one Business Day following the date sent when sent by overnight delivery, and (iii) five (5) Business Days following the date mailed when mailed by registered or certified mail return receipt requested and postage prepaid, in each case as follows: Any notice to be given under the terms of this Grant Agreement to the Company shall be addressed to the Company in care of its Board, and any notice to be given to the Optionee shall be addressed to him at the address given beneath his signature hereto. By a notice given pursuant to this Section 5.3, either party may hereafter designate a different address for notices to be given to him. Any notice, which is required to be given to the Optionee, shall, if the Optionee is then deceased, be given to the Optionee’s personal representative if such representative has previously informed the Company of his status and address by written notice under this Section 5.3.

Section 5.4.           Titles; Pronouns
Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Grant Agreement. The masculine pronoun shall include the feminine and neuter, and the singular the plural, where the context so indicates.

Section 5.5.	Applicability of Plan, Management Stockholder’s Agreement and Sale Participation Agreement
The Option and the Shares issued to the Optionee upon exercise of the Option shall be subject to all of the terms and provisions of the Plan (including without limitation the provisions of Section 3(c) and Section 11(a) thereof), the Management Stockholder’s Agreement and the Sale Participation Agreement, to the extent applicable to the Option and such Shares.
Section 5.6.          Amendment
Subject to Section 10 of the Plan, this Grant Agreement may be amended only by a writing executed by the parties hereto, which specifically states that it is amending this Grant Agreement.

[Signatures on Omnibus Signature Page.]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the first date above written.

NATIONAL VISION, INC.

By:    /s/ L. Reade Fahs
___________________________
Name: L. Reade Fahs
Title: Chief Executive Officer

Schedule A to the Stock Option Agreement
Grant Date:                         August 14, 2017

Exercise Price of Options:	$8.00 per Share
Option Grants:

Total Option Grant:                    712,414 Shares

Aggregate number of Shares
for which the Time Option granted hereunder
may become vested and exercisable:            284,966 Shares

Aggregate number of Shares
for which the Performance Option
granted hereunder
may become vested and exercisable:             427,448 Shares

Schedule B to the Stock Option Agreement: Notice of Exercise

To the Company:

National Vision Holdings, Inc.
c/o National Vision, Inc.
2435 Commerce Avenue
Building 2200
Duluth, GA 30096
Attention: General Counsel

B-1